Exhibit 99.1
Covidien plc
Consolidated Statement of Income (Unaudited)
Fiscal Year Ended September 25, 2009
(in millions, except per share data)

Net sales	$7,813
Cost of goods sold	3,402
Gross profit	4,411
Selling, general and administrative expenses	2,663
Research and development expenses	271
Restructuring charges, net	34
Shareholder settlement charges	183
In-process research and development charges	115
Operating income	1,145
Interest expense	(174)
Interest income	23
Other income, net	145
Income from continuing operations before income taxes	1,139
Income tax expense	638
Income from continuing operations	501
Income from discontinued operations, net of income taxes	406
Net income	$907

Basic earnings per share:
Income from continuing operations	$1.00
Income from discontinued operations	0.80
Net income	1.80
Diluted earnings per share:
Income from continuing operations	$0.99
Income from discontinued operations	0.80
Net income	1.79
Weighted-average number of shares outstanding:
Basic	503
Diluted	505

Covidien plc
Non-GAAP Reconciliation
(dollars in millions, except per share data)

	Fiscal Year Ended September 25, 2009
	Sales	Gross profit	Gross margin percent	Operating income	Operating margin percent	Income from continuing operations before income taxes	Income from continuing operations (1)	Diluted earnings per share from continuing operations

As previously reported	$10,263	$5,641	55.0%	$1,813	17.7%	$1,807	$942	$1.86
Reclass to discontinued operations (2)	(2,450)	(1,230)	50.2	(668)	27.3	(668)	(441)	(0.87)
GAAP	7,813	4,411	56.5	1,145	14.7	1,139	501	0.99
Non-GAAP adjustments:
Loss on divestitures (3)	—	—		21		21	17	0.03
Legal charges (4)	—	—		94		94	58	0.12
Environmental charge (5)	—	—		53		53	32	0.06
Restructuring charges, net (6)	—	—		34		34	20	0.04
Shareholder settlements (7)	—	—		183		183	183	0.36
In-process research and development charges (8)	—	—		115		115	114	0.23
Impact of tax sharing agreement (9)	—	—		—		(126)	(126)	(0.25)
Tax matters (10)	—	—		—		—	375	0.74
Non-GAAP, revised for discontinued operations	7,813	4,411	56.5	1,645	21.1	1,513	1,174	2.33
Non-GAAP, as previously presented	9,909	5,295	53.4	2,025	20.4	1,893	1,403	2.78
Non-GAAP impact of discontinued operations (11)	$(2,096)	$(884)	42.2	$(380)	18.1	$(380)	$(229)	(0.45)

(1) Adjustments are tax effected at the applicable local statutory rates.

(2) Represents the impact on our GAAP results of reclassifying our Pharmaceuticals segment to discontinued operations.

(3) Represents the net loss on the sale of businesses included in selling, general and administrative expenses.

(4) Represents legal charges related to the settlement of antitrust cases included in selling, general and administrative expenses.

(5) Represents the estimated additional cost to remediate environmental matters at a site in Orrington, Maine.

(6) Primarily relates to employee severance and benefits.

(7) Represents our portion of Tyco International's legal settlements with certain shareholders and our portion of the estimated cost to settle all of the remaining securities cases outstanding.

(8) Relates to acquisitions by our Medical Devices segment, primarily VNUS Medical Technologies, Inc.

(9)  Represents the other income recorded under our tax sharing agreement with Tyco International and TE Connectivity, primarily resulting from Tyco International's settlement with the IRS of certain outstanding tax matters in the 2001 through 2004 audit cycle.

(10)  Primarily relates to an increase in income tax liabilities resulting from the effect of Tyco International's settlement with the IRS of certain outstanding tax matters in the 2001 through 2004 audit cycle and withholding tax incurred on repatriated earnings.

(11) Represents the impact on our previously presented non-GAAP amounts of reclassifying our Pharmaceuticals segment to discontinued operations.